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                                                                   Exhibit 4.4


                           CERTIFICATE OF AMENDMENT TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                CYBERSENTRY, INC.

                                    * * * * *

         CyberSentry, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of CyberSentry, Inc. has approved and its Shareholders, at the Company's Special Meeting of Shareholders of March 31, 2000, have ratified a resolution duly amending the Certificate of Incorporation of said corporation, as follows:

         RESOLVED, that the Certificate of Incorporation of CyberSentry, Inc. is hereby amended by deleting the first paragraph of the Fourth Article thereof and replacing it with the following:

         "FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is sixty million shares (60,000,000) shares, consisting of fifty million (50,000,000)shares of common stock, pa value $.001 per share (hereinafter referred to as the "Common Stock"), and ten million (10,000,000) shares of preferred stock, par value $.001 per share (hereinafter, the "Preferred Stock"). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows"

         SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Frank Kristan, its Chairman and Chief Executive Officer and attested to by Hal Shankland, its Secretary, this 5th day of April, 2000

                                     By: /s/ Frank Kristan
                                         --------------------------------
                                          Frank Kristan, Chairman and CEO
ATTEST:

By: /s/ Hal Shankland
    -------------------------
     Hal Shankland, Secretary